Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-131428) pertaining to the 2000 Equity Incentive Plan, 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and the 2005 Employee Stock Purchase Plan of SGX Pharmaceuticals, Inc. of our report dated March 17, 2006, except paragraphs 3 and 4 of Note 11 as to which the date is March 27, 2006, with respect to the financial statements of SGX Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

San Diego, California
March 28, 2006